SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



                            FORM 8-K


                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934





                         April 17, 1998
             ----------------------------------------
                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
             ----------------------------------------
       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
       ----------              ------           ----------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
             ----------------------------------------
            (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                         (253) 924-2345

Item 5.  Other Events

On April 14, 1998, Weyerhaeuser Company issued the following press release:


"FEDERAL WAY, Wash. - Weyerhaeuser Company today reported first-quarter net earnings of $85 million, or 43 cents per common share. This compares with $46 million - or 22 cents per common share - before a special item charge of $25 million - or 12 cents per common share - for the same period last year.

Net sales for the first quarter were $2.6 billion, unchanged from the prior year.

`Despite the continued weakness in Asian pulp and wood products markets, a strong domestic economy and housing market helped us improve our first quarter earnings from the same period last year,' said Steven R. Rogel, president and chief executive officer. `Compared with the previous quarter, however, our earnings were lower due primarily to pulp prices that stabilized but remain weak. Log and lumber markets in Japan also stabilized during the quarter, but demand remains weak. While we see some improvement in a number of our products, the situation in Asia continues to create uncertainty around prospects of a number of our businesses.'

Results by segment were:

 . Timberlands and Wood Products. The segment reported first quarter operating earnings of $173 million compared to $171 million the previous year. The segment was affected by continued weak export market demand for logs and lumber, but was supported by a good domestic market. Operating earnings for the quarter were slightly better than the fourth quarter of 1997.

 . Pulp, Paper and Packaging. Operating earnings in the first quarter were $52 million compared to $6 million, before the effect of a special charge, in 1997 due to improved performances by the paper, containerboard packaging and newsprint businesses. Although the segment reported better earnings for the first quarter than same period last year, earnings were down from the previous quarter due to lower market pulp prices.

 . Real Estate and related assets. For the first quarter, the segment reported earnings of $25 million compared to $6 million for the same period in 1997. Improved operating performance and a strong U.S. housing market contributed to the improved performance.

Weyerhaeuser Company (NYSE: WY), one of the world's largest integrated forest products companies, was incorporated in 1900. It is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products or practices is available at www.weyerhaeuser.com.
--------------------

This news release may contain statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorizied.


                                        WEYERHAEUSER COMPANY

                                   By   /s/ Sandy D. McDade
                                        ------------------------
                                   Its: Corporate Secretary
                                        and Senior Legal Counsel

Date:  April 17, 1998